CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 21, 2010, relating to the financial statements and financial highlights which appears in the August 31, 2010 Annual Report to Shareholders of Templeton Global Smaller Companies Fund, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

San Francisco, California

October 28, 2010